    As filed with the Securities and Exchange Commission on August 28, 1997
                                                 Registration No. 333-__________
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                               WAYNE BANCORP, INC.
   (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CERTIFICATE OF INCORPORATION)

      DELAWARE                             6035                  22-3424621
(state or other jurisdiction of      (Primary Standard          (IRS Employer
incorporation or organization)   Classification Code Number) Identification No.)

                              1195 HAMBURG TURNPIKE
                             WAYNE, NEW JERSEY 07474
                                 (793) 305-5500
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                             WAYNE SAVINGS BANK FSB
                      401(K) PROFIT SHARING RETIREMENT PLAN
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

JOHANNA O'CONNELL                         COPIES TO:
PRESIDENT                                 LORI M. BERESFORD, ESQUIRE
WAYNE BANCORP, INC.                       GEOFFREY W. RYAN, ESQUIRE
1195 HAMBURG TURNPIKE                     MULDOON, MURPHY & FAUCETTE
WAYNE, NEW JERSEY 07474                   5101 WISCONSIN AVENUE, N.W.
(201) 305-5500                            WASHINGTON, D.C. 20016
                                          (202) 362-0840

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / X /


=============================================================================================
                                        Proposed Maximum   Proposed Maximum      Amount of
 Title of Securities      Amount to      Offering Price    Aggregate Offering   Registration
  to be Registered      be Registered     Per Share (1)       Price (2)            Fee
---------------------------------------------------------------------------------------------
    Common Stock           40,000
   $.01 par Value          Shares          $24.25               $970,000          $294
---------------------------------------------------------------------------------------------
    Participation
      Interests              (3)            -----                -------           (4)
=============================================================================================

(1) The closing price of the Common Stock of Wayne Bancorp, Inc. (the "Common Stock") on the Nasdaq National Market on August 21, 1997 in accordance with Rule 457(c) under the Securities Act of 1933, as amended (the "Securities Act").
(2) Estimated solely for the purpose of calculating the registration fee.
(3) In addition, pursuant to Rule 416(c) under the Securities Act, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.
(4) The securities of Wayne Bancorp, Inc. to be purchased by the Wayne Savings Bank, FSB 401(k) Profit Sharing Retirement Plan are included in the amount shown for Common Stock. Accordingly, no separate fee is required for the participation interests. In accordance with Rule 457(h) under the Securities Act, the registration fee has been calculated on the basis of the number of shares of Common Stock that may be purchased with the current assets of such Plan.

THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE IMMEDIATELY UPON FILING IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, AND 17 C.F.R. SS. 230.462.

Number of Pages 11           Exhibit Index begins on Page 6

                                     PART I
              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

ITEMS 1 & 2. The documents containing the information for the Wayne Savings Bank, FSB 401(k) Profit Sharing Retirement Plan ("401(k) Plan") required by Part I of the Registration Statement will be sent or given to the participants in the 401(k) Plan as specified by Rule 428(b)(1). Such documents are not filed with the Securities and Exchange Commission (the "SEC") either as a part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 in reliance on Rule 428.


                                    PART II
              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed or to be filed with the SEC are incorporated by reference in this Registration Statement:

     (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, which includes the consolidated statements of financial condition of the Company and subsidiary as of December 31, 1996, and the related consolidated statements of operations, equity and cash flows for each of the years in the three year period ended December 31, 1996, together with the related notes (File No. 0-20691) filed with the SEC on March 28, 1997.

     (b) The 401(k) Plan's annual report on Form 11-K for the fiscal year ended December 31, 1996, filed with the SEC on July 14, 1997.

     (c) The Forms 10-Q for the fiscal quarters ended March 31, 1997 and June 30, 1997 filed by the Company with the SEC (File No. 0-20691) on May 13, 1997 and August 14, 1997, respectively.

     (d) The description of the Company's Common Stock contained in Registrant's Form 8-A (File No. 0-20691), as filed with the SEC pursuant to Section 12(g) of the Securities Exchange Act of 1934 (the "Exchange Act") and Rule 12b-15 promulgated thereunder on May 9, 1996 and declared effective on May 13, 1996, as incorporated by reference from the Company's Registration Statement on Form S-1 (SEC File No. 333-2488) declared effective on May 13, 1996.

     (e) All documents filed by the Registrant and the Plan (if applicable) pursuant to Section 13(a) and (c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold.

     ANY STATEMENT CONTAINED IN THIS REGISTRATION STATEMENT, OR IN A DOCUMENT INCORPORATED OR DEEMED TO BE INCORPORATED BY REFERENCE HEREIN, SHALL BE DEEMED TO BE MODIFIED OR SUPERSEDED FOR PURPOSES OF THIS REGISTRATION STATEMENT TO THE EXTENT THAT A STATEMENT CONTAINED HEREIN, OR IN ANY OTHER SUBSEQUENTLY FILED DOCUMENT WHICH ALSO IS INCORPORATED OR DEEMED TO BE INCORPORATED BY REFERENCE HEREIN, MODIFIES OR SUPERSEDES SUCH STATEMENT. ANY SUCH STATEMENT SO MODIFIED OR SUPERSEDED SHALL NOT BE DEEMED, EXCEPT AS SO MODIFIED OR SUPERSEDED, TO CONSTITUTE A PART OF THIS REGISTRATION STATEMENT.

ITEM 4. DESCRIPTION OF SECURITIES

     The common stock to be offered pursuant to the Plan has been registered pursuant to Section 12 of the Exchange Act. Accordingly, a description of the common stock is not required herein.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

 None.

     The consolidated statements of financial condition of the Company and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations, equity and cash flows for each of the years in the three-year period ended December 31, 1996, together with the related notes and the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference in this Registration Statement, have been incorporated herein in reliance upon the authority of said firm as experts in accounting and auditing.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Directors and officers of the Registrant are indemnified and held harmless against liability to the fullest extent permissible by the General Corporate Laws of Delaware as it currently exists or as it may be amended provided such amendment provides broader indemnification provisions than currently exists. This indemnification applies to the Board of Directors who administers the 401(k) Plan.

     In accordance with the General Corporation Law of the State of Delaware (being Chapter 1 of Title 8 of the Delaware Code), Articles 10 and 11 of the Registrant's Restated Certificate of Incorporation provide as follows:

TENTH:

A. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a Director or an Officer of the Corporation or is or was serving at the request of the Corporation as a Director, Officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a Director, Officer, employee or agent or in any other capacity while serving as a Director, Officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section C hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

B. The right to indemnification conferred in Section A of this Article TENTH shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an "advancement of expenses"); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a Director or Officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, services to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no
further  right  to  appeal  (hereinafter  a  "final   adjudication")  that  such
indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article TENTH shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a Director, Officer, employee or agent and shall inure to the benefit of the indemnitee's heirs, executors and administrators.

C. If a claim under Section A or B of this Article TENTH is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expenses of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article TENTH or otherwise shall be on the Corporation.

D. The rights to indemnification and to the advancement of expenses conferred in this Article TENTH shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation's Certificate of Incorporation, Bylaws, agreement, vote of stockholders or Disinterested Directors or otherwise.

E. The Corporation may maintain insurance, at its expense, to protect itself and any Director, Officer, employee or agent of the Corporation or subsidiary or Affiliate or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

F. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article TENTH with respect to the indemnification and advancement of expenses of Directors and Officers of the Corporation.

ELEVENTH:
--------

A Director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability: (i) for any breach of the Director's duty of loyalty to the Corporation or its stockholder; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the Director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a Director of the Corporation existing at the time of such repeal or modification.

The Registrant is also permitted to maintain directors' and officers' liability insurance covering its directors and officers and has obtained a directors' and officers' liability and corporation reimbursement policy which (subject to certain limits and deductibles)(i) insures officers and directors of the Registrant against loss arising from certain claims made against them by reason of their being such directors or officers, and (ii) insures the Registrant against loss which it may be required or permitted to pay as indemnification due its directors or officers for certain claims.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers or persons controlling the Registrant, the Registrant has been informed that in the opinion of the Commission that such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7.    EXEMPTION FROM REGISTRATION CLAIMED

Not Applicable.

ITEM 8.  EXHIBITS

        The following exhibits are filed with or incorporated by reference into the Registration Statement on Form S-8 (numbering corresponds generally to Exhibit Table in Item 601 of Registration S-E):

(a) List of Exhibits (filed herewith unless otherwise noted)

4.0     Stock Certificate of Wayne Bancorp, Inc.1
8.0 Tax Opinion not required. The Registrant has submitted or hereby undertakes to submit the 401(k) Plan and any amendment thereto to the Internal Revenue Service ("IRS") in a timely manner and has made or will make all changes required by the IRS in order to qualify the Plan.
23.1    Consent of KPMG Peat Marwick LLP
24.1    Powers of Attorney (contained on the signature page)

-------------------------
1 Incorporated herein by reference to the Exhibit of the same number contained in the Registration Statement on Form S-1 (SEC No. 333-2488) as amended, filed with the SEC on March 18, 1996 and declared effective by the SEC on May 13, 1996.


ITEM 9.  UNDERTAKINGS.

        The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            (i) To include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

            (iii) To include any material  information  with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement unless the information required by (i) and (ii) is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference into this Registration Statement;

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be th initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's or the Plan's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such directors, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


      Pursuant to the requirements of the Securities Act of 1933, as amended, Wayne Bancorp, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wayne, State of New Jersey, on August 26, 1997.

                                                  WAYNE BANCORP, INC.


                                                  By:/s/ Johanna O'Connell
                                                     ---------------------------
                                                     Johanna O'Connell
                                                     President

     Each person whose individual signature appears below hereby makes, constitutes and appoints Harold P. Cook, III or Johanna O'Connell to sign for such person and in such person's name and capacity indicated below, any and all amendments to this Registration Statement, including any and all post-effective amendments.

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


     Name                         Title                               Date
     ----                         -----                               ----

/s/ Harold P. Cook, III           Chief Executive Officer and    August 26, 1997
-----------------------
Harold P. Cook, III               Chairman of the Board of
                                  Directors (principal executive
                                  officer)


/s/ Johanna O'Connell             President and Director         August 26, 1997
---------------------
Johanna O'Connell


/s/ Timothy P. Tierney            Vice President and             August 26, 1997
----------------------
Timothy P. Tierney                Comptroller (principal
                                  financial and accounting officer)


/s/ William J. Lloyd              Director                       August 26, 1997
--------------------
William J. Lloyd

/s/ David M. Collins              Director                       August 26, 1997
--------------------
David M. Collins


/s/ Thomas D. Collins             Director                       August 26, 1997
---------------------
Thomas D. Collins


/s/ Nicholas S. Gentile, Jr.      Director                       August 26, 1997
----------------------------
Nicholas S. Gentile, Jr.


/s/ Ronald Higgins                Director                       August 26, 1997
-------------------
Ronald Higgins


/s/ Richard Len                   Director                       August 26, 1997
------------------
Richard Len


/s/ Charles Lota                  Director                       August 26, 1997
-----------------
Charles Lota


/s/ Dennis Pollack                Director                       August 26, 1997
-------------------
Dennis Pollack


THE PLAN

       Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the 401(k) Plan) have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wayne, State of New Jersey, on August 26, 1997.

                                    WAYNE SAVINGS BANK, FSB 401(k) PROFIT
                                    SHARING RETIREMENT PLAN

                                    By:/s/ Michael G. DeBenedette
                                       --------------------------
                                           Michael G. DeBenedette
                                           Administrator